Exhibit 99.1

Clear Channel Outdoor Reports Third Quarter 2008 Results

San Antonio, Texas November 10, 2008…Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for its third quarter ended September 30, 2008.

Clear Channel Communications completed the merger with a group of equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. on July 30, 2008. Clear Channel Communications is now owned indirectly by CC Media Holdings, Inc. (“CC Media Holdings”). The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). Staff Accounting Bulletin No. 54, Push Down Basis of Accounting Required in Certain Limited Circumstances (“SAB 54”), requires the application of push down accounting in situations where the ownership of an entity has changed. As a result, the post-merger financial statements of the Company reflect the new basis of accounting.

Accordingly, the financial statements as of September 30, 2008 reflect Clear Channel Communications’ fair value basis resulting from the merger that has been pushed down to the Company. A portion of the consideration paid by Clear Channel Communications has been allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008. The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications’ were exchanged for shares of CC Media Holdings’ Class A common stock. Excess consideration after this allocation was recorded as goodwill. Clear Channel Communications has estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained. Clear Channel Communications is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities in order to allocate the purchase price. Clear Channel Communications will complete its purchase price allocation within one year of the closing of the acquisition. The final allocation of the purchase price may be different than the initial allocation.

The Company reported revenues of $813.4 million in the third quarter of 2008, a 0.5% decrease from the $817.5 million reported for the third quarter of 2007. Included in the Company’s revenue is a $20.2 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, the revenue decline would have been 3%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

Clear Channel Outdoor’s operating expenses increased 7% to $605.5 million during the third quarter of 2008 compared to 2007. Included in the Company’s third quarter 2008 expenses is an $18.1 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 4%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release. Also included in the Company’s third quarter 2008 operating expenses is approximately $3.0 million of non-cash compensation expense. This compares to non-cash compensation expense in operating expenses of $2.3 million in the third quarter of 2007.

Clear Channel Outdoor’s net income and diluted earnings per share were $9.1 million and $0.03, respectively, during the third quarter of 2008. This compares to net income of $54.7 million or $0.15 per diluted share in the third quarter of 2007. Clear Channel Outdoor’s third quarter 2008 net income included an approximate $9.0 million loss or $0.03 per diluted share on the impairment of a nonconsolidated affiliate. Excluding this loss, Clear Channel Outdoor’s third quarter 2008 net income would have been approximately $18.1 million or $0.06 per diluted share. See reconciliation of net income and diluted earnings per share at the end of this release.

The Company’s OIBDAN was $194.6 million in the third quarter of 2008, an 18% decrease from the third quarter of 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Minority interest, net of tax; Income tax benefit (expense); Other (expense) income—net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets—net; and, D&A. See reconciliation of OIBDAN to net income at the end of this press release.

“Throughout its history, the Outdoor category has proven remarkably resilient. Still, economic pressures in the US and abroad are having their effect on our advertisers and our business performance. Overall revenues in the third quarter were virtually flat with the same period last year – our international operations grew modestly while revenues in the Americas were off slightly. As we navigate these near-term difficulties, we are committed to measures that will position our businesses defensively. Cost efficiencies, disciplined capital spending and execution are paramount. We are confident that Clear Channel Outdoor’s strong and flexible assets are well-positioned for the long term – our geographic diversity, digital platform and premium positioning world-wide are unique and valuable properties,” commented Mark Mays, Chief Executive Officer of Clear Channel Outdoor.

Paul J. Meyer, Global President and Chief Operating Officer, commented, “In the third quarter, the Americas’ results reflect overall a decline in national business and a more modest decline in local business, partially offset by another strong performance from our Latin American markets and our growing U.S. digital networks. We continue to control core expenses, but overall expenses are still being negatively impacted by new contracts. Internationally, we began to experience the impact of the growing global slowdown across our Western European businesses, particularly in France and the UK. The effect of this slowdown was mitigated somewhat by strong performances in our Eastern European markets and China, which benefited significantly from Olympic advertising.”

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

(In thousands)	Three Months Ended September 30,		% Change
	2008	2007
Revenue
Americas	$369,730	$386,353	(4)%
International	443,645	431,188	3%

Consolidated revenue	$813,375	$817,541	(0.5)%

Direct Operating and SG&A Expenses by Division
Americas	$222,655	$203,975
Less: Non-cash compensation expense	(2,388)	(1,859)

	220,267	202,116	9%
International	382,839	361,725
Less: Non-cash compensation expense	(630)	(398)

	382,209	361,327	6%

Plus: Non-cash compensation expense	3,018	2,257

Consolidated direct operating and SG&A expenses	$605,494	$565,700	7%

The Company’s 2008 revenue and direct operating and SG&A expenses increased approximately $20.2 million and $18.1 million, respectively, from foreign exchange movements during the third quarter of 2008 as compared to the same period of 2007.

OIBDAN
Americas	$149,463	$184,237	(19)%
International	61,436	69,861	(12)%
Corporate	(16,314)	(16,197)

Consolidated OIBDAN	$194,585	$237,901	(18)%

See reconciliation of OIBDAN to net income at the end of this press release.

Americas

Revenue declined approximately $16.6 million during the third quarter of 2008 compared to the same period of 2007 driven by a decline in bulletin and poster revenues. The decline in bulletin and poster revenues was driven principally by a decline in occupancy compared to the third quarter of 2007. A decline in national advertising had the biggest adverse impact on occupancy. Partially offsetting the decline in bulletin and poster revenues was an increase in digital revenues primarily driven by an increase in the number of digital displays. The top five advertising categories during the quarter were telecommunications, retail, media, automotive and amusements. With the exception of Los Angeles and Milwaukee, two of the markets where the Company has installed digital networks, results for most U.S. markets reflected slowing demand during the quarter. The Company’s Latin American markets experienced significant growth in both revenue and OIBDAN during the quarter.

Operating expenses increased $18.7 million during the third quarter of 2008 compared to the same period of 2007 primarily from an $11.6 million increase in site-lease expenses. The increase in site-lease expenses is attributable to new taxi contracts in New York and Las Vegas, new airport contracts in San Jose and Seattle and new street furniture contracts in San Francisco.

International

Revenue increased approximately $12.5 million during the third quarter of 2008 compared to the same period of 2007 including the positive impact in foreign exchange of $18.5 million. Also contributing to the increased revenue was growth in China principally from the effects of the Olympics. Partially offsetting the revenue growth was a decline in France mostly from the loss of a contract for advertising on railways. Revenues in the United Kingdom also declined in the third quarter of 2008. The top five international advertising categories were retail, food products, telecommunications, automotive and entertainment. Leading markets during the quarter included China, Finland, Romania, Turkey, Poland, Russia and the Baltics.

Operating expenses increased $21.1 million primarily from an increase of $16.9 million from movements in foreign exchange.

Digital Conversion

The Company installed 56 digital displays during the quarter, compared to 27 during the same period last year. The Company has installed a total of 137 units through the first nine months of the year. The Company expects to install in excess of 150 digital boards in 2008.

FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)

The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the third quarter of 2008 and 2007:

(In thousands)	Three Months Ended September 30,
	2008	2007
Direct operating expense	$2,456	$1,629
SG&A	562	628
Corporate	228	125

Total share-based payments	$3,246	$2,382

Current Information and Expectations

The Company has previously provided information regarding its revenue pacings and certain expectations related to 2008 operating results. That information was last provided on May 9, 2008 and has not been updated. The Company is not providing such information in this release and does not anticipate providing this information in the future. The Company will not update or revise any previously disclosed information. Investors are cautioned to no longer rely on such prior information given the passage of time and other reasons discussed in the Company’s reports filed with the SEC. Future results could differ materially than the forward-looking information previously disclosed.

The Company periodically reviews its disclosure practices in the ordinary course of its business and management determined to cease providing this information after taking into consideration a number of factors. There should be nothing read into the timing of this change in policy, nor should any inferences be drawn relative to internal or external economic factors.

The global economic slowdown has adversely affected advertising revenues across the Company’s business in recent months. The Company will perform its annual impairment test in the fourth quarter of 2008 and it is possible that a continued deterioration in advertising revenues could result in the Company recognizing an impairment charge.

TABLE 1—Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries—Unaudited

The discussion in this release is presented on a combined basis of the post-merger period for 2008. The 2008 post-merger and pre-merger results are presented below, but are not discussed separately. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed to comparable periods in 2007.

(In thousands, except per share data)	Three Months Ended September 30,		% Change
	2008	2007
Revenue	$813,375	$817,541	(0.5)%
Direct operating expenses	463,117	434,472
Selling, general and administrative expenses	142,377	131,228
Corporate expenses	16,542	16,322
Depreciation and amortization	118,798	99,793
Gain on disposition of assets – net	4,034	414

Operating Income	76,575	136,140	(44)%

Interest expense	44,222	40,178
Equity in earnings (loss) of nonconsolidated affiliates	(9,814)	(836)
Other (expense) income – net	2,090	2,815

Income before income taxes and minority interest	24,629	97,941
Income tax (expense) benefit:
Current	(9,840)	(31,663)
Deferred	1,037	(5,784)

Income tax (expense) benefit	(8,803)	(37,447)
Minority interest expense, net of tax	6,711	5,778

Net income	$9,115	$54,716	(83)%

Diluted net earnings per share	$.03	$.15

The following information in Table 1 is presented for two periods: post-merger and pre-merger. Purchase accounting adjustments pursuant to the aforementioned standards were pushed down to the opening balance sheet of the Company on July 31, 2008 as the merger occurred at the close of business on July 30, 2008 and the results of operations subsequent to this date reflect the impact of the new basis of accounting. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The period from July 31 through September 30, 2008 includes the post-merger period of the Company, reflecting the purchase accounting adjustments related to the merger that were pushed down to the Company.

•	The periods from January 1 through July 30, 2008 and July 1 through July 30, 2008 include the pre-merger period of the Company.

•

The 2007 periods presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for the Company. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

(In thousands, except per share data)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through September 30,	Period from July 1 through July 30,	Three Months Ended September 30,
	2008	2008	2008
Revenue	$541,699	$271,676	$813,375
Operating expenses:
Direct operating expenses	304,763	158,354	463,117
Selling, general and administrative expenses	93,175	49,202	142,377
Depreciation and amortization	81,015	37,783	118,798
Corporate expenses	11,231	5,311	16,542
Gain on disposition of assets – net	1,528	2,506	4,034

Operating income	53,043	23,532	76,575
Interest expense (including interest on debt with Clear Channel Communications)	29,640	14,582	44,222
Equity in earnings (loss) of nonconsolidated affiliates	(947)	(8,867)	(9,814)
Other income (expense) – net	(977)	3,067	2,090

Income before income taxes and minority interest	21,479	3,150	24,629
Income tax benefit (expense):
Current	(5,032)	(4,808)	(9,840)
Deferred	(82)	1,119	1,037

Income tax benefit (expense)	(5,114)	(3,689)	(8,803)
Minority interest income (expense), net of tax	(5,551)	(1,160)	(6,711)

Net income (loss)	$10,814	$(1,699)	$9,115

Basic	$.03	$(.00)	$.03
Weighted average common shares outstanding – Basic	355,294	355,294
Diluted	$.03	$(.00)	$.03
Weighted average common shares outstanding – Diluted	355,655	355,568

	Post-Merger	Pre-Merger
	Period from July 31 through September 30,	Period from July 1 through July 30,	Three Months Ended September 30,
	2008	2008	2007
Revenue	$541,699	$271,676	$817,541
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	304,763	158,354	434,472
Selling, general and administrative expenses (excludes depreciation and amortization)	93,175	49,202	131,228
Depreciation and amortization	81,015	37,783	99,793
Corporate expenses (excludes depreciation and amortization)	11,231	5,311	16,322
Gain on disposition of assets – net	1,528	2,506	414

Operating income	53,043	23,532	136,140
Interest expense on debt with Clear Channel Communications	29,440	14,508	39,274
Interest expense	966	504	2,093
Interest income on Due from Clear Channel Communications	766	430	1,189
Equity in earnings (loss) of nonconsolidated affiliates	(947)	(8,867)	(836)
Other income (expense) – net	(977)	3,067	2,815

Income before income taxes and minority interest	21,479	3,150	97,941
Income tax benefit (expense):
Current	(5,032)	(4,808)	(31,663)
Deferred	(82)	1,119	(5,784)

Income tax benefit (expense)	(5,114)	(3,689)	(37,447)
Minority interest income (expense), net of tax	(5,551)	(1,160)	(5,778)

Net income (loss)	10,814	(1,699)	54,716

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(110,923)	(9,592)	52,345
Unrealized loss on marketable securities	(20,685)	(2,404)	—

Comprehensive income (loss)	$(120,794)	$(13,695)	$107,061

Net income (loss) per common share:
Basic	$.03	$(.00)	$.15
Weighted average common shares outstanding – Basic	355,294	355,294	354,909
Diluted	$.03	$(.00)	$.15
Weighted average common shares outstanding – Diluted	355,655	355,568	355,802

Income Taxes

The effective tax rate for the three months ended September 30, 2008 decreased to 35.7% as compared to 38.2% for the three months ended September 30, 2007, primarily due to the favorable settlement of certain state tax return examinations during 2008.

TABLE 2—Selected Balance Sheet Information—Unaudited

Selected balance sheet information for 2008 and 2007 was:

(In millions)	September 30, 2008	December 31, 2007
Cash	$82.1	$134.9
Due from Clear Channel Communications	$378.6	$265.4
Total Current Assets	$1,594.4	$1,607.1
Net Property, Plant and Equipment	$2,586.8	$2,244.1
Total Assets	$11,858.8	$5,935.6

Current Liabilities (excluding current portion of long-term debt)	$727.5	$834.2
Long-Term Debt (including current portion of long-term debt)	$75.7	$182.0
Debt with Clear Channel Communications	$2,500.0	$2,500.0
Shareholders’ Equity	$6,591.7	$1,982.7

TABLE 3—Capital Expenditures—Unaudited

Capital expenditures for the nine months ended September 30, 2008 and 2007 were:

(In millions)	September 30, 2008	September 30, 2007
Non-revenue producing	$59.2	$53.7
Revenue producing	178.7	111.5

Total capital expenditures	$237.9	$165.2

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4—Total Debt—Unaudited

At September 30, 2008, Clear Channel Outdoor had total debt of:

(In millions)	September 30, 2008
Bank Credit Facility	$—
Debt with Clear Channel Communications	2,500.0
Other Debt	75.7

Total	2,575.7
Cash	82.1
Due from Clear Channel Communications	378.6

Net Debt	$2,115.0

Liquidity and Financial Position

For the nine months ended September 30, 2008, cash flow from operating activities was $447.5 million, cash flow used by investing activities was $308.5 million, cash flow used by financing activities was $195.0 million, and the effect of exchange rate changes on cash was $3.2 million for a net decrease in cash of $52.8 million.

Leverage, defined as total debt including debt to Clear Channel Communications, net of cash, divided by the trailing 12-month OIBDAN, was 2.4x at September 30, 2008.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Gain on Disposition of Assets – Net (OIBDAN)

The following tables set forth Clear Channel Outdoor's OIBDAN for the three months ended September 30, 2008 and 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Minority interest, net of tax; Income tax benefit (expense); Other (expense) income—net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets—net; and D&A.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2008 actual foreign revenues and expenses at average 2007 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including: (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense (iv) OIBDAN to net income and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Gain on disposition of assets - net	OIBDAN
Three Months Ended September 30, 2008
Americas	$91,208	$2,388	$55,867	$—	$149,463
International	(2,125)	630	62,931	—	61,436
Corporate	(16,542)	228	—	—	(16,314)
Gain on disposition of assets – net	4,034	—	—	(4,034)	—

Consolidated	$76,575	$3,246	$118,798	$(4,034)	$194,585

Three Months Ended September 30, 2007
Americas	$134,686	$1,859	$47,692	$—	$184,237
International	17,362	398	52,101	—	69,861
Corporate	(16,322)	125	—	—	(16,197)
Gain on disposition of assets – net	414	—	—	(414)	—

Consolidated	$136,140	$2,382	$99,793	$(414)	$237,901

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended September 30,		% Change
	2008	2007
Revenue	$813,375	$817,541	(0.5)%
Less: Foreign exchange increase	(20,185)	—

Revenue excluding effects of foreign exchange	$793,190	$817,541	(3)%

International revenue	$443,645	$431,188	3%
Less: Foreign exchange increase	(18,460)	—

International revenue excluding effects of foreign exchange	$425,185	$431,188	(1)%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended September 30,		% Change
	2008	2007
Expense	$605,494	$565,700	7%
Less: Foreign exchange increase	(18,115)	—

Expense excluding effects of foreign exchange	$587,379	$565,700	4%

International expense	$382,839	$361,725	6%
Less: Foreign exchange increase	(16,903)	—

International expense excluding effects of foreign exchange	$365,936	$361,725	1%

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended September 30,		% Change
	2008	2007
OIBDAN	$194,585	$237,901	(18)%
Less: Foreign exchange increase	(2,070)	—

OIBDAN excluding effects of foreign exchange	$192,515	$237,901	(19)%

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended September 30,		% Change
	2008	2007
OIBDAN	$194,585	$237,901	(18)%
Non-cash compensation expense	3,246	2,382
Depreciation & amortization	118,798	99,793
Gain on disposition of assets – net	4,034	414

Operating Income	76,575	136,140	(44)%
Interest expense	44,222	40,178
Equity in earnings (loss) of nonconsolidated affiliates	(9,814)	(836)
Other (expense) income – net	2,090	2,815

Income before income taxes and minority interest	24,629	97,941
Income tax (expense) benefit:
Current	(9,840)	(31,663)
Deferred	1,037	(5,784)

Income tax (expense) benefit	(8,803)	(37,447)
Minority interest expense, net of tax	6,711	5,778

Net income	$9,115	$54,716

Reconciliation of Net Income and Diluted Earnings per Share (“EPS”)

(In millions, except per share data)	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007
	Net Income	EPS	Net Income	EPS
Reported Amounts	$9.1	$0.03	$54.7	$0.15
Less: Loss on impairment	(9.0)	(0.03)	—	—

Amounts excluding certain items	$18.1	$0.06	$54.7	$0.15

About Clear Channel Outdoor Holdings

Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

For further information contact:

Investors—Randy Palmer, Senior Vice President of Investor Relations at (210)832-3315 or

Media – Lisa Dollinger, Chief Communications Officer, (210) 832-3474

or visit the Company’s web site at www.clearchanneloutdoor.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors” of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2007. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.